Foundation Building Materials, Inc. Announces Second Quarter 2017 Results

2017 Second Quarter Highlights

•	Record net sales of $529.2 million, an increase of 95.9% compared to the prior year period

•	Net income of $1.3 million, compared to a net loss of $3.0 million in the prior year period

•	Adjusted EBITDA of $40.3 million, Adjusted EBITDA margin of 7.6%[1]

•	Completed four acquisitions in the quarter

•	Base business net sales of $235.9 million, an increase of 9.0% compared to the prior year period

•	Completed the integration of Winroc-SPI

Tustin, CA, August 3, 2017 (Business Wire) - Foundation Building Materials, Inc. (NYSE: FBM), the largest specialty distributor of suspended ceiling systems in the United States and Canada and the second largest specialty distributor of wallboard in the United States and Canada, today reported second quarter 2017 financial results.
"We recorded another quarter of strong operational and financial performance, highlighted by year-over-year net sales growth of 96%, net income of $1.3 million and adjusted EBITDA of $40.3 million," said Ruben Mendoza, President and CEO. "These positive results were driven by the strength of our underlying markets, our continued growth via acquisitions, increased cross-selling of products throughout our organization, and our commitment to cost containment and procurement synergies." Mr. Mendoza continued, "Base business net sales increased 9.0% in the quarter, with a particularly strong showing from our suspended ceiling systems product category, which grew base business net sales in the category by 24.9%. We also remained active on the acquisition front, closing four more acquisitions in the quarter, and adding three more since the period ended for a total of eight in 2017. In short, we continue to execute on our long-term strategy of growing market share in key product categories, thereby achieving larger economies of scale, which benefit our customers and shareholders alike."

2017 Second Quarter Results

Consolidated net sales for the three months ended June 30, 2017 were $529.2 million compared to $270.1 million for the three months ended June 30, 2016, representing an increase of $259.1 million, or 95.9%. Acquired branches and existing branches that were strategically combined with acquired branches contributed $239.5 million of this increase. Base business net sales increased $19.6 million, or 9.0%, for the three months ended June 30, 2017 compared to the three months ended June 30, 2016. The increase in our base business was primarily driven by the following factors:

•	an increase in suspended ceiling systems sales of approximately $6.3 million, or 24.9%, primarily due to increased market share gains in California, Texas and Colorado;

•
an increase in wallboard sales of $5.3 million, or 5.6%, primarily due to a wallboard unit volume increase of approximately 4.2% driven by an increase in the commercial and residential end markets, and an increase in average selling price of approximately 1.4%; and

•	an increase in other product sales of $5.6 million, or 9.6%, primarily due to continued complementary product sales growth.

Consolidated gross profit for the three months ended June 30, 2017 was $149.5 million compared to $79.3 million for the three months ended June 30, 2016, representing an increase of $70.2 million, or 88.5%. The increase in gross profit was primarily due to the increase in sales volume and contribution from acquisitions. Consolidated gross margin for the three months ended June 30, 2017 was 28.3% compared to 29.4% for the three months ended June 30, 2016. The decrease in gross margin was primarily due to a change in product mix with a higher contribution from ceilings and mechanical insulation on a percentage basis.

(1) Adjusted EBITDA is a non-GAAP measure. See the supplementary schedules at the end of this press release for a discussion of how we define and calculate this measure, why we believe it is important and a reconciliation thereof to the most directly comparable GAAP measure. Adjusted EBITDA margin represents Adjusted EBITDA divided by net sales.

Selling, general and administrative, or SG&A, expenses consist of warehouse, delivery and general and administrative expenses.  SG&A expenses for the three months ended June 30, 2017 were $113.6 million compared to $66.0 million for the three months ended June 30, 2016, representing an increase of $47.6 million, or 72.1%. As a percentage of net sales, SG&A expenses were 21.5% for the three months ended June 30, 2017 compared to 24.4% for the three months ended June 30, 2016. The decrease in SG&A expenses as a percentage of net sales was primarily due to lower transaction costs.

2017 Second Quarter Segment Results

Specialty Building Products ("SBP"). SBP net sales for the three months ended June 30, 2017 were $460.1 million compared to $270.1 million for the three months ended June 30, 2016, representing an increase of $189.9 million, or 70.3%. Acquired branches and existing branches that were strategically combined with acquired branches contributed $170.4 million of the increase, primarily due to the acquisition of Winroc-SPI in August 2016. SBP net sales attributable to our base business also increased due to product expansion into new markets and the overall market growth in both the commercial and residential construction markets.

SBP gross profit for the three months ended June 30, 2017 was $130.7 million compared to $79.3 million for the three months ended June 30, 2016, representing an increase of $51.4 million, or 64.8%. SBP gross profit increased in line with higher sales volume and contribution from acquisitions and base business growth. SBP gross margin for the three months ended June 30, 2017 was 28.4% compared to 29.4% for the three months ended June 30, 2016. The decrease in SBP gross margin was primarily due to a change in product mix with a higher contribution from ceilings on a percentage basis.

Mechanical Insulation ("MI"). MI net sales for the three months ended June 30, 2017 were $69.1 million. We entered the mechanical insulation market as a result of the Winroc-SPI acquisition in August 2016, therefore, there were no sales in this segment for the three months ended June 30, 2016.

MI gross profit for the three months ended June 30, 2017 was $18.8 million. MI gross margin for the three months ended June 30, 2017 was 27.2%. We entered the mechanical insulation market as a result of the Winroc-SPI acquisition in August 2016, therefore, there was no gross profit in this segment for the three months ended June 30, 2016.

2017 Year-to-Date Highlights

•	Record net sales of $1,008.7 million, an increase of 96.0% compared to the prior year period

•	Net income of $5.2 million, compared to a net loss of $4.2 million in the prior year period

•	Completed five acquisitions in the period ended June 30, 2017

•	Base business net sales of $458.1 million, an increase of 10.2% compared to the prior year period

2017 Year-to-Date Results

Consolidated net sales for the six months ended June 30, 2017 were $1,008.7 million compared to $514.8 million for the six months ended June 30, 2016, representing an increase of $493.9 million, or 96.0%. Acquired branches and existing branches that were strategically combined with acquired branches contributed $451.5 million of the increase. Base business net sales increased $42.5 million, or 10.2%, for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016. The increase in our base business was primarily driven by the following factors:

•	an increase in suspended ceiling systems sales of approximately $10.4 million, or 21.9%, primarily due to increased market share gains in California, Texas and Colorado;

•
an increase in wallboard sales of $13.4 million, or 7.3%, primarily due to a wallboard unit volume increase of approximately 5.8% driven by an increase in the commercial and residential end markets, and an increase in average selling price of approximately 1.5%; and

•	an increase in other product sales of $10.5 million, or 9.4%, primarily due to continued complementary product sales growth.

Consolidated gross profit for the six months ended June 30, 2017 was $289.4 million compared to $151.6 million for the six months ended June 30, 2016, representing an increase of $137.9 million, or 91.0%. The increase in consolidated gross profit was primarily due to the increase in sales volume and contribution from acquisitions. Consolidated gross margin for the six months ended June 30, 2017 was 28.7% compared to 29.4% for the six months ended June 30, 2016. The decrease in consolidated gross margin was primarily due to a change in product mix with a higher contribution from ceilings and mechanical insulation on a percentage basis.

Selling, general and administrative, or SG&A, expenses consist of warehouse, delivery and general and administrative expenses.  SG&A expenses for the six months ended June 30, 2017 were $226.7 million compared to $122.8 million for the six months ended June 30, 2016, representing an increase of $103.9 million, or 84.6%. As a percentage of net sales, SG&A expenses were 22.5% for the six months ended June 30, 2017 compared to 23.9% for the six months ended June 30, 2016. The decrease in SG&A expenses as a percentage of net sales was primarily due to lower transaction costs.

2017 Year-to-Date Segment Results

SBP. SBP net sales for the six months ended June 30, 2017 were $878.5 million compared to $514.8 million for the six months ended June 30, 2016, representing an increase of $363.8 million, or 70.7%. Acquired branches and existing branches that were strategically combined with acquired branches contributed $321.3 million of the increase, primarily due to the acquisition of Winroc-SPI in August 2016. Base business net sales also increased by $42.5 million due to product expansion into new markets and the overall market growth in both the commercial and residential construction markets.

SBP gross profit for the six months ended June 30, 2017 was $253.2 million compared to $151.6 million for the six months ended June 30, 2016, representing an increase of $101.6 million, or 67.0%. SBP gross profit increased in line with higher sales volume and contribution from acquisitions and base business growth. SBP gross margin for the six months ended June 30, 2017 was 28.8% compared to 29.4% for the six months ended June 30, 2016. The decrease in SBP gross margin was primarily due to a change in product mix with a higher contribution from ceilings on a percentage basis.

MI. MI net sales for the six months ended June 30, 2017 were $130.1 million. We entered the mechanical insulation market as a result of the Winroc-SPI acquisition in August 2016, therefore, there were no sales in this segment for the six months ended June 30, 2016.

MI gross profit for the six months ended June 30, 2017 was $36.3 million. MI gross margin for the six months ended June 30, 2017 was 27.9%. We entered the mechanical insulation market as a result of the Winroc-SPI acquisition in August 2016, therefore, there was no gross profit in this segment for the six months ended June 30, 2016.

Acquisitions

We have completed the following eight acquisitions in 2017:

Acquisitions	Effective Date	Branch Locations	# of Branches Acquired
American Wal-Board, Inc.	August 1, 2017	TN, MS	2
Ceiling and Wall Supply, Inc.	July 1, 2017	MO, IL, KY	5
Virginia Builders Supply, Inc.	July 1, 2017	VA	1
Wallboard, Inc.	May 1, 2017	MN	2
Gypsum Wallboard Supply, Inc.	May 1, 2017	WA	1
Performance Contracting, Inc (Trident)	April 28, 2017	GA	1
Irwin Builders Supply Corporation	April 3, 2017	PA	1
Dominion Interior Supply Corporation	January 3, 2017	VA	4
Total			17

The five acquisitions completed prior to June 30, 2017 contributed approximately $15.4 million of net sales to our results for the three months ended June 30, 2017 and $18.6 million for the six months ended June 30, 2017.  We expect the eight acquisitions completed between January 1, 2017 and the date of this earnings release to contribute net sales of approximately $57.0 million to $61.0 million for the period from July 1, 2017 through December 31, 2017.  As of August 1, 2017, all acquisitions made through June 30, 2017 were integrated from an accounting and information technology perspective.

Conference Call Information

In conjunction with this release, Foundation Building Materials, Inc. will host a conference call today, Thursday, August 3, 2017, at 10:00 am Eastern Time. Ruben Mendoza, President and Chief Executive Officer and John Gorey, Chief Financial Officer will host the call. Investors may dial into the call at (877) 407-9039 (U.S.) or (201) 689-8470 (international) five to ten minutes prior to the start time to allow for registration. Investors may also listen to the live audio webcast via the Investor Relations page of the Foundation Building Materials, Inc. website at http://investors.fbmsales.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

An audio replay of the event will be archived on the Investor Relations page of the company's website at
http://investors.fbmsales.com. The audio replay will also be available via telephone from Thursday, August 3, 2017, at approximately 12:00 p.m. Eastern Time through Thursday, August 10, 2017, at 11:59 p.m. Eastern Time. Dial (844) 512-2921 and enter the passcode 13666696. International callers should dial (412) 317-6671 and enter the same passcode number to access the audio replay.

About Foundation Building Materials

Foundation Building Materials is a specialty distributor of wallboard, suspended ceiling systems, and mechanical insulation throughout the U.S. and Canada. Based in Tustin, California, the Company employs more than 3,500 people and operates more than 220 branches across the U.S. and Canada.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:
Foundation Building Materials, Inc.
657-900-3200
Investors@fbmsales.com

Media Relations:
Joele Frank, Wilkinson Brimmer Katcher
Joe Sala or Ed Trissel
212-355-4449

- Financial Tables Follow -

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$529,230	$270,147	$1,008,687	$514,752
Cost of goods sold (exclusive of depreciation and amortization)	379,698	190,812	719,244	363,172
Gross profit	149,532	79,335	289,443	151,580
Operating expenses:
Selling, general and administrative	113,602	66,025	226,664	122,796
Depreciation and amortization	19,027	10,281	37,423	19,894
Total operating expenses	132,629	76,306	264,087	142,690
Income from operations	16,903	3,029	25,356	8,890
Interest expense	(14,876)	(8,478)	(30,125)	(16,514)
Other income, net	95	4	13,384	14
Income (loss) before income taxes	2,122	(5,445)	8,615	(7,610)
Income tax expense (benefit)	862	(2,485)	3,426	(3,389)
Net income (loss)	$1,260	$(2,960)	$5,189	$(4,221)

Earnings (loss) per share data:
Basic	$0.03	$(0.10)	$0.13	$(0.14)
Diluted	$0.03	$(0.10)	$0.13	$(0.14)
Weighted average shares outstanding:
Basic	42,865,407	29,974,239	40,084,730	29,974,239
Diluted	42,879,319	29,974,239	40,084,940	29,974,239

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
JUNE 30, 2017 AND DECEMBER 31, 2016
(in thousands, except share data)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$19,946	$28,552
Accounts receivable—net of allowance for doubtful accounts of $5,266 and $5,685, respectively	306,104	261,686
Other receivables	43,486	52,845
Inventories	167,425	157,991
Prepaid expenses and other current assets	12,227	12,516
Total current assets	549,188	513,590
Property and equipment, net	153,282	144,387
Intangible assets, net	205,496	215,381
Goodwill	452,205	437,935
Other assets	6,420	9,692
Total assets	$1,366,591	$1,320,985
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$143,483	$119,788
Accrued payroll and employee benefits	22,624	26,956
Accrued taxes	7,690	9,151
Other current liabilities	43,602	49,613
Total current liabilities	217,399	205,508
Asset-based revolving credit facility	74,247	208,469
Long-term portion of notes payable, net	529,822	525,487
Tax receivable agreement	203,837	—
Deferred income taxes, net	29,347	26,867
Other liabilities	12,099	26,138
Total liabilities	1,066,751	992,469
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 10,000,000 shares; 0 shares issued	—	—
Common stock, $0.001 par value, authorized 190,000,000 shares; 42,865,407 and 29,974,239 shares issued, respectively	13	—
Additional paid-in capital	329,679	364,815
Accumulated deficit	(31,107)	(36,296)
Accumulated other comprehensive income (loss)	1,255	(3)
Total stockholders' equity	299,840	328,516
Total liabilities and stockholders' equity	$1,366,591	$1,320,985

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$5,189	$(4,221)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	14,723	5,430
Amortization of intangible assets	22,700	14,464
Amortization of debt issuance costs and debt discount	4,844	1,707
Inventory fair value adjustment	664	1,635
Provision for doubtful accounts	766	1,132
Stock-based compensation	1,765	—
Unrealized gain on derivative instruments, net	(13,155)	—
Loss on disposal of property and equipment	242	110
Deferred income taxes	3,356	(1,875)
Change in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(32,706)	(15,248)
Other receivables	10,638	3,982
Inventories	(2,807)	(12,378)
Prepaid expenses and other current assets	561	403
Other assets	393	197
Accounts payable	17,875	26,959
Accrued payroll and employee benefits	(4,433)	(1,468)
Accrued taxes	(1,474)	1,031
Other liabilities	(7,258)	(3,087)
Net cash provided by operating activities	21,883	18,773
Cash flows from investing activities:
Purchases of property and equipment	(17,525)	(7,763)
Payment of net working capital adjustments	(405)	—
Proceeds from net working capital adjustments	8,554	—
Proceeds from the disposal of fixed assets	429	—
Acquisitions, net of cash acquired	(52,951)	(57,942)
Net cash used in investing activities	(61,898)	(65,705)
Cash flows from financing activities:
Proceeds from asset-based revolving credit facility	280,995	15,000
Repayments of asset-based revolving credit facility	(415,497)	(30,000)
Principal borrowings on long-term debt	—	67,200
Principal payments on long-term debt	—	(1,400)
Debt issuance costs	—	(1,281)
Principal repayment of capital lease obligations	(1,395)	—
Issuance of common stock	163,952	—
Capital contributions	2,997	—
Capital distributions	—	(17)
Net cash provided by financing activities	31,052	49,502

Effect of exchange rate changes on cash	357	—
Net (decrease) increase in cash	(8,606)	2,570
Cash and cash equivalents at beginning of period	28,552	10,662
Cash and cash equivalents at end of period	$19,946	$13,232

Supplemental disclosures of cash flow information:
Cash paid during the period for income taxes	$143	$1,610
Cash paid during the period for interest	$25,699	$14,582
Supplemental disclosures of non-cash investing and financing activities:
Change in fair value of derivatives, net of tax	$1,400	$—
Assets acquired under capital lease	$658	$—
Goodwill adjustment for purchase price allocation	$1,724	$—
Tax receivable agreement	$203,837	$—
Property and equipment included in accounts payable	$198	$—

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY SEGMENT AND PRODUCT LINE AND SEGMENT GROSS PROFIT AND GROSS MARGIN
FOR THE THREE MONTHS ENDED JUNE 30, 2017 AND 2016
(in thousands)

	Three Months Ended June 30,				Change
	2017		2016		$	%
SBP Segment
Wallboard	$181,062	39.4%	$117,507	43.5%	$63,555	54.1%
Suspended ceiling systems	83,271	18.1%	29,679	11.0%	53,592	180.6%
Metal framing	72,404	15.7%	48,485	17.9%	23,919	49.3%
Other	123,349	26.8%	74,476	27.6%	48,873	65.6%
Total SBP net sales	$460,086	100.0%	$270,147	100.0%	$189,939	70.3%

MI Segment
Commercial and industrial insulation	$49,730	71.9%	$—	—	$49,730	—%
Non-insulation products	19,414	28.1%	—	—	19,414	—%
Total MI net sales	$69,144	100.0%	$—	—	$69,144	—%
Total net sales	$529,230		$270,147

Gross profit - SBP	$130,729		$79,335		$51,394	64.8%
Gross profit - MI	18,803		—		18,803	—%
Total gross profit	$149,532		$79,335		$70,197	88.5%

Gross margin - SBP	28.4%		29.4%		(1.0)%
Gross margin - MI	27.2%		—%		—%
Total gross margin	28.3%		29.4%		(1.1)%

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY SEGMENT AND PRODUCT LINE AND SEGMENT GROSS PROFIT AND GROSS MARGIN
FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(in thousands)

	Six Months Ended June 30,				Change
	2017		2016		$	%
SBP Segment
Wallboard	$349,576	39.8%	$226,441	44.0%	$123,135	54.4%
Suspended ceiling systems	155,984	17.8%	55,835	10.8%	100,149	179.4%
Metal framing	141,065	16.1%	91,465	17.8%	49,600	54.2%
Other	231,924	26.3%	141,011	27.4%	90,913	64.5%
Total SBP net sales	$878,549	100.0%	$514,752	100.0%	$363,797	70.7%

MI Segment
Commercial and industrial insulation	$95,041	73.0%	$—	—	$95,041	—%
Non-insulation products	35,097	27.0%	—	—	35,097	—%
Total MI net sales	$130,138	100.0%	$—	—	$130,138	—%
Total net sales	$1,008,687		$514,752

Gross profit - SBP	$253,155		$151,580		$101,575	67.0%
Gross profit - MI	36,288		—		36,288	—%
Total gross profit	$289,443		$151,580		$137,863	91.0%

Gross margin - SBP	28.8%		29.4%		(0.6)%
Gross margin - MI	27.9%		—%		—%
Total gross margin	28.7%		29.4%		(0.7)%

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(in thousands)

	Three Months Ended June 30,		Change
	2017	2016	$	%
Base business (1)	$235,927	$216,369	$19,558	9.0%
Acquired and combined (2)	293,303	53,778	239,525	445.4%
Net sales	$529,230	$270,147	$259,083	95.9%
(1)Represents net sales from branches that were owned by us since January 1, 2016 and branches that were opened by us during such period.
(2)Represents branches acquired and combined after January 1, 2016, primarily as a result of our strategic combination of branches.

	Six Months Ended June 30,		Change
	2017	2016	$	%
Base business (1)	$458,086	$415,603	$42,483	10.2%
Acquired and combined (2)	550,601	99,149	451,452	455.3%
Net sales	$1,008,687	$514,752	$493,935	96.0%
(1)Represents net sales from branches that were owned by us since January 1, 2016 and branches that were opened by us during such period.
(2)Represents branches acquired and combined after January 1, 2016, primarily as a result of our strategic combination of branches.

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES BY SEGMENT AND PRODUCT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016
(in thousands)

	Three Months Ended June 30, 2016	Base Business Net Sales Growth	Acquired and Combined Net Sales	Three Months Ended June 30, 2017	Base Business Net Sales % Growth	Acquired and Combined Net Sales % Growth	Total Net Sales % Growth
Wallboard	$117,507	$5,250	$58,305	$181,062	5.6%	49.6%	54.1%
Metal framing	48,485	2,394	21,525	72,404	6.3%	44.4%	49.3%
Suspended ceiling systems	29,679	6,270	47,322	83,271	24.9%	159.4%	180.6%
Other products	74,476	5,644	43,229	123,349	9.6%	58.0%	65.6%
SBP net sales	270,147	19,558	170,381	460,086	9.0%	63.1%	70.3%
MI net sales	—	—	69,144	69,144	—%	—%	—%
Total net sales	$270,147	$19,558	$239,525	$529,230	9.0%	88.7%	95.9%

	Six Months Ended June 30, 2016	Base Business Net Sales Growth	Acquired and Combined Net Sales	Six Months Ended June 30, 2017	Base Business Net Sales % Growth	Acquired and Combined Net Sales % Growth	Total Net Sales % Growth
Wallboard	$226,440	$13,392	$109,744	$349,576	7.3%	48.5%	54.4%
Metal framing	91,465	8,173	41,427	141,065	11.2%	45.3%	54.2%
Suspended ceiling systems	55,835	10,369	89,780	155,984	21.9%	160.8%	179.4%
Other products	141,012	10,549	80,363	231,924	9.4%	57.0%	64.5%
SBP net sales	514,752	42,483	321,314	878,549	10.2%	62.4%	70.7%
MI net sales	—	—	130,138	130,138	—%	—%	—%
Total net sales	$514,752	$42,483	$451,452	$1,008,687	10.2%	87.7%	96.0%

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to results under GAAP, this press release contains certain non-GAAP financial measures, including Adjusted EBITDA, which is provided as a supplemental measure of financial performance. This measure is not required by, or presented in accordance with, GAAP. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization and before non-recurring adjustments such as purchase accounting adjustments, IPO expenses, stock-based compensation, non-cash (gain) losses on the sale of property and equipment and derivative financial instruments.

Adjusted EBITDA is presented because it is an important metric used by management as one of the means by which it assesses financial performance. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. This measure, when used in conjunction with related GAAP financial measures, provides investors with an additional financial analytical framework that may be useful in assessing our company and its results of operations.

Adjusted EBITDA has certain limitations. Adjusted EBITDA should not be considered as an alternative to net income, or as any other measure of financial performance derived in accordance with GAAP. Adjusted EBITDA also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which it makes adjustments. Additionally, Adjusted EBITDA is not intended to be a liquidity measure. Other companies, including other companies in our industry, may not use this measure or may calculate this measure differently than we do, limiting its usefulness as a comparative measure.
The following is a reconciliation of Adjusted EBITDA to the nearest GAAP measure, net income:

Three Months Ended June 30, 2017
(in thousands)
Net income	$1,260
Interest expense, net	14,876
Income tax expense	862
Depreciation and amortization	19,027
Unrealized non-cash loss on derivative financial instrument	63
Public company readiness expenses	1,434
Stock-based compensation	212
Non-cash purchase accounting effects(a)	593
Loss on disposal of property and equipment	20
Transaction costs(b)	1,979
Adjusted EBITDA	$40,326
Adjusted EBITDA margin(c)	7.6%

(a)	Adjusts for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of acquisitions.

(b)	Represents one-time costs related to our acquisitions paid to third party advisors, including fees to financial advisors, accountants, attorneys and other professionals.

(c)	Adjusted EBITDA margin represents Adjusted EBITDA divided by net sales.